EXHIBIT 4.78

Termination Agreement

This Agreement is executed on January 16, 2006 by and between:

Party A: Lahiji Vale Limited (hereinafter referred to as “Party A”)

Registered Address: P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands

Party B: Wang Xiu Ling (hereinafter referred to as “Party B”)

Address: No.101, Unit 3, Building 7, Wu Sheng Bystreet (E), Chaoyang District, Beijing

Whereas:

1.	Party A and Party B executed a Loan Agreement (hereinafter referred to as the “Loan Agreement”) on August 8, 2002 and executed the Supplement Agreement to the Loan Agreement (hereinafter refered to as the “Supplementary Agreement to the Loan Agreement”) on September 26, 2003 and January 19, 2005 respectively.

2.	Party A and Party B wish to terminate the said Loan Agreement and Supplementary Agreements.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Loan Agreement and Supplementary Agreements, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Loan Agreement and Supplementary Agreements become invalid, the rights and obligations of Party A and Party B under the Loan Agreement and Supplementary Agreements shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Lahiji Vale Limited

Name: Wang Lei Lei

Title: Legal Representative

Wang Xiu Ling

Signature:

2